Exhibit 99.1

For More Information Contact:

Media	Investors

Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor (714) 382-2378	Ria Marie Carlson (714) 382-4400
jim.trainor@ingrammicro.com	ria.carlson@ingrammicro.com

Rekha Parthasarathy (714) 382-1319	Kay Leyba (714) 382-4175
rekha@ingrammicro.com	kay.leyba@ingrammicro.com
INGRAM MICRO TO OUTLINE PLANS FOR CONTINUED
PROFITABLE GROWTH AT INVESTOR CONFERENCE
Initiatives to expand the company’s portfolio of products and services, geographic footprint and customer relationships throughout the world will be shared with investment community
Guidance for the second quarter re-affirmed
     SANTA ANA, Calif., June 6, 2007 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, expects to re-emphasize its continued focus on profitable growth at its investor conference tomorrow by outlining a series of initiatives designed to drive sales, enhance profitability and build shareholder value.
     According to Chief Executive Officer Gregory M. Spierkel, who will lead the meeting with members of the financial community at Ingram Micro’s corporate headquarters, “There is no structural reason why the company cannot grow to at least $40 billion in sales and 150 basis points of annual operating margin in three years.”
     Spierkel said he plans to reach these targets with a combination of core-business enhancements and expansion into adjacencies that will further position the company as the preeminent technology distributor. These initiatives include:
•	A broader reach into higher-margin technology segments with the launch of an Infrastructure Technology Solutions (ITS) Division in North America. This stand-alone unit offers dedicated resources for sales, marketing, configuration and order management, designed to help resellers and IT manufacturers grow their server and storage solutions businesses. The company is authorized by respected vendors in this space — such as IBM, HP, Hitachi Data Systems and Quantum — and appointed Scott Look, an enterprise-solutions expert and former vice president at Avnet Technology Solutions, as general manager of the division.

•	Geographic expansion into Argentina and South Africa. Operations in Argentina are scheduled to launch next month, providing a timely entry into a country with a stabilized economy and an

2-2-2 Ingram Micro Outlines Three-Year Growth Plan at 2007 Analyst Conference
information technology market that is expected to grow greater than nine percent annually through 2010. In South Africa, a new office in Johannesburg will open in conjunction with the recent joint venture with MB Technologies, a distributor of technology components to VARs, system integrators and manufacturers throughout sub-Saharan Africa. To better reflect the company’s expanded reach into a new continent, the European business unit will be renamed the “Europe, Middle East and Africa” (EMEA) Region.

•	Further expansion in China to take advantage of the country’s double-digit economic growth. The company plans to add 100 employees to serve customers in the networking space and in new Chinese markets.
     According to Spierkel, these initiatives, along with further growth and optimization of the existing business, will drive the company’s operating performance to the following targets:
•	Annual revenue growth of seven to 10 percent

•	Operating income growth outpacing the rate of sales growth

•	A longer term goal of 15 percent ROIC through continuous annual improvement
     “Our growth strategy is aggressive yet attainable,” said Spierkel. “The company’s expansions over the past three years have positioned us well ahead of our chief competitors with a portfolio unmatched in the industry. I fully expect our actions over the next three years to be at least as active, with a focus on improving top-line growth and profitability by optimizing our core distribution business while developing opportunities in specialty areas outside our traditional core.”
     In preparation for the investor conference, the company re-affirmed sales and income guidance for the second quarter (ending June 30, 2007). This guidance, based on the company’s current expectations and internal forecasts, is forward-looking and actual results may differ materially, as outlined in the company’s periodic filings with the Securities and Exchange Commission.
•	Sales are expected to range from $8 billion to $8.25 billion.

•	Net income is expected to range from $59 million to $65 million, or $0.34 to $0.37 per diluted share.

•	The weighted average shares outstanding is expected to be approximately 176 million and an effective tax rate of 28 percent is estimated for the second quarter.
     Ingram Micro’s Investor and Analyst Day will include presentations by corporate and regional management, a panel discussion by the specialty-unit leaders and a tour of the AVAD showroom and distribution facility in Irvine, Calif. The event will be Webcast live from 8:30 a.m. — 1:00 p.m. Pacific Time tomorrow on the company’s Web site at www.ingrammicro.com (Investor Relations section). An archived version of the Webcast will be available on the site for approximately one week after the conclusion of the meeting.

3-3-3 Ingram Micro Outlines Three-Year Growth Plan at 2007 Analyst Conference
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties — our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers’ businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers — increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.
Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the year ended December 30, 2006; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia. Visit www.ingrammicro.com.
# # #
© 2007 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.